Delta Apparel Revises Guidance for Fiscal 2012
Company Will Take a One-Time Earnings Adjustment in Second Quarter

GREENVILLE, SC-January 10, 2012-Delta Apparel, Inc. (NYSE Amex: DLA) announced today that, due to record high cotton prices combined with selling price discounts, the Company will take a one-time markdown of inventory of approximately $16 million in its fiscal 2012 second quarter, which will be reported on January 26, 2012. The action affects only the Company's inventory of basic undecorated t-shirts and will negatively impact second quarter earnings by approximately $1.20 per share.

Second quarter 2012 results also have been negatively affected by lower sales volume in branded products due to price increases to retailers that resulted in somewhat reduced demand. Revenue for the second quarter is expected to be approximately $105 million versus $104.6 million for the prior year's second quarter. Due to the above mentioned factors, the Company anticipates a loss in the 2012 second quarter in the range of $1.58 to $1.62 per share versus earnings in the comparable prior year quarter of $0.16 per share.

Robert W. Humphreys, Delta Apparel's Chairman and Chief Executive Officer, said “The Company is taking the entire amount of the markdown in the second quarter to put it cleanly behind us, giving us the rest of the year to focus on our goals for 2012 and 2013. This action, along with the effect of lower selling prices in the second quarter, will reduce our guidance for our full 2012 fiscal year. We now anticipate that 2012 revenue will be in the $480 million to $500 million range and that earnings will be in the range of $0.50 to $0.60 per diluted share for the year.”

“While we continue to view the volatile cotton market as a risk, we believe we have taken the appropriate action for the immediate term. We will continue to work on ways to leverage our costs and adjust our price structure to best benefit the Company in the long term,” Mr. Humphreys said.

Further information about this announcement and Delta Apparel's growth strategy going forward will be provided at the ICR investor conference held tomorrow at 11:30 a.m. Eastern Time. A webcast of the conference presentation will be available on the Company's website at www.deltaapparelinc.com.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle branded activewear apparel and headwear, and produces high quality private label programs. The Company specializes in selling casual and athletic products across distribution tiers and in most store types, including specialty stores, boutiques, department stores, mid-tier and mass chains. From a niche distribution standpoint, the Company also has strong distribution at college bookstores and the U.S. military. The Company's products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,200 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of raw material, transportation and energy prices and the availability of these products and services; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; significant interruptions in our distribution network or information systems; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; changes in the economic, political and social stability of our offshore locations; significant litigation in either domestic or international jurisdictions, the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Company Contact:     Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:    Brendon Frey
ICR, Inc.
(203) 682-8200